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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                        Date of Report: December 7, 1998


                           PERRY'S MAJESTIC BEER, INC.
               (Exact name of Registrant as specified in charter)


      Delaware                0-21079                       11-3314168
(State or Other         (Commission File No.)              (IRS Employer
jurisdiction of                                          Identification Number)
incorporation)




            100 Plaza Drive, Second Floor, Secaucus, New Jersey 07094
        ----------------------------------------------------------------
              (Address of principal executive offices) (Zip Code)



Registrant's telephone number, including area code:     (201) 866-1300




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Item 2.  Acquisition or Disposition of Action

         On December 7, 1998 the Company acquired approximately 80% of the voting stock of X- Treem Products, Corporation ("X-Treem"), a corporation engaged in the distribution of a line of iced tea beverages and juice drinks. The Company issued 8,000,000 shares of its common stock to James B. Hovis, Anne
P. Hovis and Edward J. Mathias, former principal shareholders of X-Treem ("Exchanging Shareholders"). Upon the closing James B. Hovis, Anne P. Hovis and Robert J. Corsaro, Jr., were elected to the Company's board of directors. Pursuant to the understanding of the parties additional shares of the Company's common stock will be issued to the Exchanging Shareholders and other shareholders of X-Treem upon completion of a reverse split of the Company's common stock. If all the shareholders exchange their X-Treem shares and the additional shares are issued to the Exchanging Shareholders, the former shareholders of X-Treem will own approximately 93% of the outstanding shares of the Company.

         In connection with the aforesaid acquisition the Company received approximately $400,000 from the private placement of shares of its common stock to accredited investors. The proceeds are to be used for working capital. On the initial closing the Company entered into a license agreement with X-Treem.

         Financial Statements and Exhibits

         a.       Exhibit (a)       - None
         b. Financial Statements of acquired company and any required pro-forma statements are to be filed hereinafter.*


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*  Registrant's  requirements  pursuant to Regulation  S-K,  promulgated  by the
Securities and Exchange Commission, to file financial statements and pro-forma information relating to the Acquisition within 15 days after the above acquisition is impracticable. Registrant will file such financial statements and pro-forma financial information by amendment hereto no later than 75 days after consummation of the above acquisition.



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         Pursuant to the  requirements  of the  Securities  and  Exchange Act of
1934, the Registrant has duly cause this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:   December 22, 1998

                              PERRY MAJESTIC BEER, INC.



                            By:/s/ Robert Sipper
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                               Robert Sipper
                               Chief Financial Officer